                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows:

                                                                                 Nine-Month            Fiscal Year
                                                         Year Ended             Period Ended              Ended
                                                        December 31,            December 31,            March 31,
                                                    2001            2000            1999           1999            1998
                                                 ----------      ----------     ------------    ----------      ----------
                                                                     (In thousands, except for ratios)
Earnings:
     Income (loss) before provision
       for income taxes and
       extraordinary item                        $   91,278      $   (9,977)     $   35,098     $  187,278      $  291,807

     Minority interest                                   --              --              --         (3,516)         (6,215)

     Equity in undistributed earnings (losses)
       of affiliates                                 (3,418)         18,624          10,826          9,218         (11,901)

     Interest expense                                39,663          43,709          35,743         63,262          81,454

     Portion of rents representative
       of the interest factor                        14,442          14,687          11,616         32,272          31,019
                                                 ----------      ----------      ----------     ----------      ----------

                                                 $  141,965      $   67,043      $   93,283     $  288,514      $  386,164
                                                 ----------      ----------      ----------     ----------      ----------

Fixed charges:
     Interest expense, including
       amount capitalized                            41,040          46,098          37,679         63,840          82,347

     Portion of rents representative
       of the interest factor                        14,442          14,687          11,616         32,272          31,019
                                                 ----------      ----------      ----------     ----------      ----------

                                                 $   55,482      $   60,785      $   49,295     $   96,112      $  113,366
                                                 ----------      ----------      ----------     ----------      ----------

Ratio of earnings to fixed charges                    2.56x           1.10x           1.89x          3.00x           3.41x
                                                 ==========      ==========      ==========     ==========      ==========